Exhibit 10.1


                                                                    CIRCLE GROUP
                                                                  HOLDINGS, INC.
                                                               1011 Campus Drive
                                                                      Mundelein,
                                                                  Illinois 60060
                                                                    847.549.6002
                                                                fax 847.549.6028
                                                                    www.crga.com
                                                                       AMEX: CXN
November 23, 2005

George Foreman Enterprises, Inc.
100 N. Wilkes-Barre Blvd., 4th Floor
Wilkes-Barre, Pennsylvania 18702
Attn: Efrem Gerszberg, President                           "Letter of Agreement"

Ladies and Gentlemen:

     This letter agreement (this "Letter") sets forth our mutual understanding with respect to a transaction (the "Transaction") between Circle Group Holdings, Inc. ("CXN") and George Foreman Enterprises, Inc. or any of its affiliates ("GFME"). Based on discussions between CXN and GFME, each of CXN and GFME hereby agrees to the following:

1. A new limited liability company ("NEWCO") shall be created and shall be owned 50.1% by GFME and 49.9% by CXN. NEWCO shall be created and the joint venture between GFME and CXN shall be documented after GFME's satisfactory completion of its due diligence.

2. GFME shall contribute to NEWCO the rights to use George Foreman's name and likeness in connection with the sale and promotion of Z-Trim. NEWCO's rights to use George Foreman's name and likeness shall be subject to the limitations and restrictions imposed on GFME.

3. GFME shall earn the right to convert its interest in NEWCO, in whole or in part, based upon the agreed performance milestones highlighted in point 4 hereunder, into an aggregate of up to 50% of the fully-diluted shares of CXN common stock and up to 50% of any other class of equity securities, if any, authorized by CXN. As GFME converts its interest into CXN common stock, its corresponding interest in NEWCO shall become owned by CXN.

4. GFME's interest in NEWCO shall, based upon the agreed performance milestones herein, be convertible into up to 50% of the fully-diluted shares of CXN common stock and 50% of any other class of equity securities (in each case after giving effect to the issuance of stock to GFME) upon GFME satisfying any of the following milestones which cumulatively add up to 50% based on the percentage assigned to each milestone. GFME is not required to satisfy milestones equaling 50% before it is eligible to convert. GFME may, from time to time, in its sole discretion convert its interest in NEWCO or any part thereof, into CXN's shares based on the percentage interest assigned to each earned milestone. By way of example, if CXN has 50 million shares of common stock outstanding and no other
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     securities, and GFME satisfies milestones equaling 25% of GFME's potential
     50% interest in CXN, GFME can convert all, or any portion of that 25% into
     12.5 million shares of CXN. Although the total number of shares assigned to the milestones below, if all achieved, exceeds 50 million shares, GFME shall only be entitled to convert its interest into Newco into a total of 50% of the fully diluted shares of CXN common stock and 50% of any other class of equity securities. The milestones can be achieved in any order. The milestones are as follows:


          o 10% interest upon creation of NEWCO (including full documentation of NEWCO's operating agreement and execution of the definitive agreement contemplated by Section 21 below).

          o Up to 25% interest upon the launch of a national public relations campaign which can be earned as follows: The term "Z-Trim Story" shall mean an article in which Z-Trim is prominently mentioned and/or Z-Trim's relationship with George Foreman is included in the article.

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          o    Up to 20% interest upon George Foreman's promotion of Z-Trim on national TV, which can be earned as follows.

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     _______________________

     [**] Material has been omitted from this Exhibit 10.1 pursuant to a request for confidential treatment and that material has been filed separately with the Securities and Exchange Commission.


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          o    Up to 17% interest upon George Foreman's promotion of Z-Trim on
               Radio, which can be earned as follows:

                  [**]

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          o    [Up to 13.5% interest upon certain additional specified
               public activity].[**]

          o 10% interest upon GFME using or promoting Z-Trim in relation to a launch of Z Trim usage in any restaurant in which George Foreman is a spokesperson for the restaurant chain or Z-Trim or both.

          o Up to 50% interest upon George Foreman making himself available, at a time and place convenient to George Foreman to NEWCO for five (5) days to promote Z-Trim based on the following timeline:

                  [**]

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     Any request by CXN for appearances by George Foreman is subject to George
     Foreman's availability. CXN may request that George Foreman be available for any or all of the 5 days at anytime after the creation of NEWCO. CXN must request the appearance days within 365 days after they are granted, which dates are set forth above. In the event that CXN requests George Foreman to be available prior to the dates set forth in the preceding schedule, GFME shall have the right to convert a 10% interest in NEWCO into CXN stock for everyday George Foreman is made available to CXN. GFME will be credited with achieving milestones listed above whether they occur before or after execution of a definitive agreement and/or the creation of NEWCO.

     _______________________

     [**] Material has been omitted from this Exhibit 10.1 pursuant to a request for confidential treatment and that material has been filed separately with the Securities and Exchange Commission.
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     5.   Immediately upon GFME's request, but subject to a liquidity and price formula mutually acceptable to GFME and CXN that is materially non-detrimental to CXN's market value, CXN shall file with the Securities Exchange Commission and the American Stock Exchange to register all shares of CXN common stock and/or any other relevant equity securities that GFME converts under this Letter.

     6. GFME shall receive a bonus in the amount of $100,000 if CXN has Z-Trim related revenues of $30 million or gross profits of $10 million in any fiscal year; a bonus of $200,000 if CXN has Z-Trim related revenues of $50 million or gross profits of $15 million in any fiscal year; a bonus of $300,000 if CXN has Z-Trim related revenues of $70 million or gross profits of $20 million in any fiscal year; a bonus of $400,000 if CXN has Z-Trim related revenues of $90 million or gross profits of $25 million in any fiscal year; a bonus of $500,000 if CXN has Z-Trim related revenues of $110 million or gross profits of $30 million in any fiscal year.

     7. CXN shall contribute $150,000 and a maximum of 5,000,000 shares of common stock of CXN to NEWCO to be used for promotion and marketing of Z-Trim, but CXN shall only contribute any such shares if GFME and CXN mutually agree that the shares will be provided to other third parties pursuant to a deal that is beneficial to CXN.

     8. Utilizing the contributions by GFME and CXN provided for in Points 7 & 9 herein, GFME and CXN shall allocate to NEWCO an agreed-upon amount of expenses associated with marketing Z-Trim.

     9. GFME shall contribute $150,000 to NEWCO and shall use its best efforts to sign a cross promotional arrangement with Mark Burnett Productions or another major reality production company. GFME and CXN shall not be responsible to make additional contributions to NEWCO.

     10. GFME shall be given 2 board seats on CXN's Board of Directors upon the signing of this Letter. CXN agrees that the number of directors on its Board of Directors shall be limited to 10.

     11. CXN and GFME shall mutually agree on the use of any spokesperson being affiliated with Z-Trim other than George Foreman. GFME recognizes that CXN has existing or pending commitments with other celebrity spokespeople, and will not unreasonably object to CXN retaining the services of the celebrities referred to in the following sentence. Existing celebrities who are in various stages of negotiations to develop relationships with CXN and Z-Trim have been identified confidentially. GFME and CXN shall agree on the marketing of the three aforementioned existing celebrities.
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     12.  For a period of forty-five (45) days commencing on the date of this
          Letter, CXN shall not, and shall cause its directors, officers, employees, representatives (including, without limitation, attorneys and accountants) or agents (collectively, "Representatives") not to:
          (a) directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any person or entity (other than GFME) relating to (i) any transaction directly or indirectly involving the subject matter of this Letter, including without limitation any of the rights to distribute, manufacture and/or promote Z-Trim (the "Z-Trim Rights") or (ii) any other transaction involving the sale, transfer or other disposition of any substantial portion of the stock or assets (including the Z-Trim Rights) of CXN (any such transaction, an "Alternative Transaction"); (b) provide any non-public information concerning CXN or Z-Trim to any person or entity (other than GFME or any Representatives of, or other professional advisors to, GFME) with respect to any of the Z-Trim Rights or in connection with an Alternative Transaction; or (c) enter into any discussions or an agreement with any person or entity (other than GFME) with respect to any of the Z-Trim Rights or with respect to an Alternative Transaction. Notwithstanding the foregoing; CXN, its directors, officers, employees, representatives may provide any relevant information or pursue any transaction already in place, already being pursued, or being otherwise contemplated presently as follows (i) any financing transaction already in process or being contemplated between CXN, its representatives and any other third party whose relationship to the parties necessitates being bound by CXN's Non-Disclosure Agreement, (ii) any food companies that CXN has already contacted or will contact in the future to discuss an opportunity involving Z-Trim and George Foreman.

     13. GFME and CXN recognize and acknowledge that the final approval of the total transaction contemplated herein, shall be subject to the appropriate proxy filing as well as regulatory and shareholder approvals. However, CXN, Greg Halpern, the CXN directors and the company insiders agree to vote their shares and use their best efforts to obtain shareholder approval.

     14. Within 60 days from the date of this Letter GFME may, after completing a food analysis of Z-Trim assisted by an independent third party, terminate this Letter and have no further obligations or liability to CXN if such analysis is not consistent with the known benefits and safety of Z-Trim. Additionally, within 60 days from the date of this Letter GFME may, after completing its due diligence by meeting with food manufacturers, terminate this Letter and have no further obligations or liability to CXN; however GFME may only so terminate in the event that after completing its due diligence with regard to the various food companies working on projects that could incorporate Z-Trim, it becomes apparent to GFME that the parties will be unable to secure sufficient contracts utilizing Z-Trim and George Foreman together in a future product campaign.

     15. Within 30 days of completion of due diligence by the parties, George Foreman will make himself available for one morning or afternoon of his choice to do a photo shoot with various brand name products that will be mocked up with the Z-Trim Logo where such photos will be used to pitch the idea of George Foreman with Z-Trim on such brands to the major food companies that manufacture them. The photo shoot will be paid for by CXN and be arranged at a time and place convenient to George Foreman. The photos shall be the property of CXN provided, however, in the event this Letter is terminated for any reason and/or the final Transaction is not consummated, CXN shall return all of the photos of George Foreman to GFME.

     16. This Letter contains the entire understanding between the parties hereto with respect to the Transaction and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such Transaction.
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     17.  This Letter shall be exclusively venued, formed, construed and governed by the laws of the state of the defendant in any action without regard to principles of conflicts of laws.

     18. This Letter may be amended only in writing executed by both of CXN and GFME.

     19. In the event that any one or more of the provisions contained in this Letter shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such provision shall survive to the extent it is not so held, and all of the other provisions of this Letter shall remain in full force and effect.

     20. This Letter may be executed by fax and in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute the same Letter.

     21. Provided GFME does not terminate this Letter as provided in paragraph 14 hereof, GFME and CXN shall, within 90 days from the date of this Letter, enter into a definitive agreement incorporating the terms of this Letter and such other provisions customary in transactions of this type. Either Party may terminate this Agreement in the event of material breach by the other party, upon giving at least 30 days' written notice to the other Party, during which 30-day period the Party notified of breach shall have the opportunity to cure the breach, for any breach susceptible of cure.



                  [Remainder of Page Intentionally Left Blank]

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     If the foregoing correctly sets forth your understanding, please so indicate by signing an enclosed counterpart of this Letter and returning it to CXN, whereupon it will constitute a binding agreement between CXN and GFME.


                                         Very truly yours,

                                         CIRCLE GROUP HOLDINGS, INC.

                                         Name:  Gregory J. Halpern
                                                -------------------
                                         Title: C.E.O.


Accepted and agreed to as of
the date first above written:

GEORGE FOREMAN ENTERPRISES, INC.



By: /s/ Efrem Gerszberg
   --------------------
Name:  Efrem Gerszberg
Title: President